March 28, 1996
Dear Shareholder:

   The directors and officers of Meridian Insurance Group, Inc., join me in extending to you a cordial invitation to attend the Annual Meeting of our shareholders. This meeting will be held at 2:00 p.m., Wednesday, May 1, 1996, in our home office at 2955 North Meridian Street, Indianapolis, Indiana, in the Pennsylvania Room.

  At our Annual Meeting, we will review our performance in 1995 and report on other developments at Meridian Insurance Group, Inc. We intend to make our Annual Meeting as informative and interesting as we can, and we hope you will plan to attend.

   The formal notice of this Annual Meeting and the Proxy Statement appear on the following pages. After reading the Proxy Statement, please mark, sign, and return the enclosed Proxy Card to ensure that your votes on the business matters of the meeting will be recorded.

  We encourage you to attend this meeting. Whether or not you attend, we urge you to return your proxy promptly in the postpaid envelope provided. You may cancel the proxy anytime before voting at the meeting, or you may vote in person on all matters brought before the meeting. All of us look forward to seeing you on May 1.


                                        Sincerely,



                                        Norma J. Oman
                                        President and Chief
                                        Executive Officer














              MERIDIAN  INSURANCE  GROUP,  INC.



        NOTICE  OF  ANNUAL  MEETING  OF SHAREHOLDERS



                     To be Held May 1, 1996






To the Shareholders of
MERIDIAN  INSURANCE  GROUP,  INC.

 The  Annual Meeting of Shareholders of MERIDIAN
INSURANCE GROUP, INC., will be held at 2:00 p.m., Eastern standard time, on May 1, 1996, in the Company's home office at 2955 North Meridian Street,
Indianapolis, Indiana, in the Pennsylvania Room for the following purposes:

1.   To elect three persons as directors;

2. To consider and vote upon a proposal to establish a new employee incentive stock plan; and

3. To transact such other business as may properly come before the meeting or any adjournment thereof.

   The Board of Directors has fixed the close of business on March 1, 1996, as the record date for determining the shareholders entitled to notice of and to vote at the Annual Meeting.
   Whether or not you plan to attend the meeting in person, please complete and return the enclosed proxy card in the envelope provided so that your shares can be voted at the meeting in accordance with your instructions.

    A copy of the Annual Report for fiscal year ended
December 31, 1995, is being mailed to shareholders together with this notice.


                                 By Order of the Board of Directors



                                 J. Mark McKinzie
                                 Vice President, Secretary
                                 and General Counsel



March 28, 1996
Indianapolis, Indiana




                      MERIDIAN  INSURANCE  GROUP, INC.

                          2955 North Meridian Street
                                 P.O. Box 1980
                          Indianapolis, Indiana 46206

                               PROXY  STATEMENT


   This Proxy Statement and the form of proxy enclosed herewith, which are first being mailed to shareholders on or about March 28, 1996, are being furnished in connection with the solicitation by the Board of Directors of Meridian Insurance
Group, Inc. ("MIGI" or the "Company") of proxies to be voted at the Annual Meeting of Shareholders
(the "Annual Meeting") to be held at 2:00 p.m., Eastern standard time, on May 1, 1996, in the Company's home office at 2955 North Meridian Street,
Indianapolis, Indiana, in the Pennsylvania Room, or at any adjournment thereof.

   Shares represented by proxies in the accompanying form, if properly signed and returned, will be voted in accordance with the specifications made thereon by the shareholders. The proxy card provides space for a shareholder to withhold voting for any or all nominees for the Board of Directors or to abstain from voting for any proposal if the shareholder chooses to do so.
Any proxy not specifying to the contrary will be voted for the election of the nominees for director named below and in favor of the proposal to approve an employee incentive stock plan. A shareholder who signs and returns a proxy in the accompanying form may revoke it at any time before it is voted by giving written notice thereof to the Secretary of MIGI.

  Election of directors will be determined by the vote of
the  holders  of  a plurality of the shares voting  on
such election.   Approval  of  Proposal  2  is  subject
to the affirmative vote of a majority of the shares present or represented at the annual meeting and entitled to vote on the matter. A proxy may indicate that all or a portion of the shares represented by such proxy are not being voted with respect to a specific proposal. This could occur, for example, when a broker is not permitted to vote shares held in street name on certain proposals in the absence of instructions from the beneficial owner. Shares that are not voted with respect to a specific proposal will be considered as not present and entitled to vote on such proposal, even though such shares will be considered present for purposes of determining a quorum and voting on other proposals. Abstentions on a specific proposal will be considered as present, but not as voting in favor of such proposal. As a result, with respect to Proposal 1, neither broker non-votes nor abstentions on such proposals will affect the determination of whether such proposals will be approved. With respect to Proposal 2, broker non-votes will have no effect, but an abstention would have the same effect as a vote against such proposal.

   The  cost  of solicitation of proxies in the
accompanying form will be borne by MIGI, including
expenses in connection with  preparing  and  mailing
this Proxy Statement. Such solicitation will be made by mail and may also be made on behalf of MIGI by MIGI's officers and
employees in person or by  telephone.   MIGI,  upon  request
therefor, will also reimburse brokers or persons holding shares in their names or in the names of nominees for their reasonable expenses in sending proxies and proxy material to beneficial owners.

   MIGI has only one class of shares outstanding, its Common Shares. The holders of MIGI Common Shares of record at the close of business on March 1, 1996, will be entitled to notice of and to vote at the Annual
Meeting, with each holder being entitled to one vote for each share so held. There are no cumulative voting rights.

  As  of  the close of business on March 1, 1996, MIGI had
outstanding  6,779,375 Common Shares.   A  majority  of
the outstanding  shares will constitute a quorum at  the
Annual Meeting.   As  of  March 1, 1996, Meridian Mutual
Insurance Company ("Meridian Mutual") owned 3,150,000 shares of MIGI's outstanding Common Shares, or approximately 46.5 percent of MIGI's outstanding Common Shares. Meridian Mutual has advised MIGI that Meridian Mutual will vote its shares in favor of the election of Mr. McCarthy, Ms. Rowland, and Mr. Smith and in favor of the proposal to approve an employee incentive stock plan.

        BENEFICIAL  OWNERSHIP  OF  COMMON  SHARES


   The following table sets forth, as of March 2, 1996,
the number  and  percentage of MIGI's outstanding Common
Shares beneficially owned by each director of MIGI, each
executive officer  listed  in  the  Summary
Compensation Table,  all directors  and executive
officers of MIGI as a group,  and each person  who is known
by MIGI to own beneficially more than five percent of its Common Shares. The persons named in this table have sole voting and dispositive power  with respect to all Common
Shares owned by them, unless otherwise noted.
                                                          Percent of
Name  of  Individual        Shares  Beneficially          Outstanding
or  Identity  of  Group           Owned                  Common Shares

Principal Shareholder:

Meridian Mutual Insurance Co.    3,150,000                  46.5%
2955 N. Meridian Street
P.O. Box 1980
Indianapolis, Indiana 46206

Directors and Officers:
Ramon L. Humke                      6,000 (1)                  *
Norma J. Oman                      71,131 (2)                  1%
Harold C. McCarthy                 26,475 (1)                  *
Sarah W. Rowland                    1,200 (1)                  *
Joseph D. Barnette, Jr.             5,000 (1)(3)               *
David M. Kirr                       6,000 (1)                  *
John T. Hackett                     3,500 (1)                  *
Van P. Smith                        2,000 (1)(4)               *
Thomas H. Sams                      1,000 (5)                  *
Steven R. Hazelbaker               13,126 (6)                  *
J. Mark McKinzie                   18,616 (7)                  *
Brent Hartman                      22,828 (8)                  *
Timothy J. Hanrahan                19,662 (9)                  *

All directors and executive       218,230 (10)                3.2%
officers as a group (14 persons)

*Beneficially   owns  less  than  one  percent   of   MIGI's
outstanding Common Shares.

(1) Includes options to purchase 1,000 Common Shares granted under MIGI's 1994 Outside Director Stock Option Plan.

(2) Includes 50,021 Common Shares which Ms. Oman has the option to purchase under MIGI's Incentive Stock Plan.

(3) Includes 1,000 Common Shares held by Mr. Barnette's wife, as to which stock he shares voting and dispositive power.

(4) Includes 1,000 Common Shares held by the Van P. Smith
Revocable Trust, as to which shares Mr. Smith has sole voting and dispositive power.

(5) The Common Shares are owned by Waldemar Industries, Inc., which is solely owned by Mr. Sams.

(6) Includes 12,126 Common Shares which Mr. Hazelbaker has the option to purchase under MIGI's Incentive Stock Plan.

(7) Includes 11,116 Common Shares which Mr. McKinzie has the option to purchase under MIGI's Incentive Stock Plan.

(8) Includes 15,158 Common Shares which Mr. Hartman has the option to purchase under MIGI's Incentive Stock Plan.

(9) Includes 9,448 Common Shares which Mr. Hanrahan has the option to purchase under MIGI's Incentive Stock Plan.

(10) Includes 114,469 Common Shares subject to options to purchase under MIGI's Incentive Stock Plan or MIGI's 1994 Outside Director Stock Option Plan. Does not include Common Shares directly owned by Meridian Mutual of which such persons are officers or directors.

                   ELECTION  OF  DIRECTORS

 The Board of Directors consists of nine directors divided into three classes of three directors each, with the terms of three directors expiring at each Annual
Meeting of Shareholders. Directors serve for terms of three years. It is the policy of MIGI that at least two members of the Board of Directors will be persons not otherwise affiliated with MIGI or Meridian Mutual.

  The terms of Mr. Harold C. McCarthy, Ms. Sarah W.
Rowland, and  Mr. Van P. Smith will expire at the Annual
Meeting, and Mr. McCarthy, Ms. Rowland, and Mr. Smith have been nominated for an additional term of three years.
The other directors listed in the table below have terms of office which expire in 1997 or 1998.

   Unless otherwise instructed, proxy holders will vote
the proxies  received by them for the election of  the
nominees named  below.   If any nominee becomes
unavailable for any reason, it is intended that the proxies will be voted for a substitute nominee designated by the Board of Directors. The Board of Directors has no reason to believe the nominees named will be unable to serve if elected. Any vacancy occurring on the Board of Directors for any reason may be filled by a majority of the directors then in office until the expiration of the term of the class of directors in which the vacancy exists.

      Name                    Age              Capacity

Nominees for election as
directors with terms
expiring in 1999:

Harold C. McCarthy            69                Director
Sarah W. Rowland              63                Director
Van P. Smith                  67                Director


Directors continuing
in office with terms
expiring in 1998:

Norma J. Oman                 48               President, Chief Executive
                                                Officer and Director
David M. Kirr                 58               Director
John T. Hackett               63               Director


Directors continuing in office
with terms expiring in 1997:

Joseph D. Barnette, Jr.       56               Director
Ramon L. Humke                63               Director
Thomas H. Sams                54               Director

  Mr. Barnette has served as a director of the Company
since 1988.   Mr.  Barnette  is  the Chief Executive
Officer  and Chairman of the Board of Bank One,
Indianapolis, NA  and  of Banc  One Indiana Corporation.
Mr. Barnette also serves as   a   director  of  IWC  Resources
Corporation, IPALCO Enterprises,  Inc., and Minority Enterprise
Small Business Investment Companies.

  Mr. Humke has served as a director of MIGI since 1987 and as Chairman since 1992. He is also Chairman of the Board of Directors of Meridian Mutual. Mr. Humke has been the President, Chief Operating Officer, and a Director of Indianapolis Power and Light Company since 1990. Mr. Humke is also a director of IPALCO Enterprises, Inc., LDI Management, Inc., and NBD Bank, N.A.

   Mr. Sams has served as a director of the Company since 1994. Mr. Sams has been President, Chief
Executive Officer, and a director of Waldemar Industries, Inc., an investment holding company in Indianapolis, Indiana, since 1967. He is also a director of NBD Bank, N.A., IPALCO
Enterprises, Inc., and Mid-America Capital Resource,
Inc.

  Ms. Oman was elected President and Chief Executive
Officer of MIGI  in 1991,  having  served  as  an  Executive
Vice President  since  1990.   She  became  President  and
Chief Executive  Officer  of Meridian  Mutual  and
Meridian Security Insurance Company ("Security") in 1990 after functioning as an executive officer of both companies since 1983. Ms. Oman has served as a director of MIGI since 1991 and is also a director of Meridian Mutual and Bank One, Indianapolis, NA.

  Mr. Kirr has served as a director of MIGI since 1992. Mr. Kirr has been the President of Kirr, Marbach & Company, a Columbus, Indiana, investment advisory firm, since 1975.

  Mr. Hackett has served as a director of the Company since 1992 and is also a director of Meridian Mutual. Since 1991, Mr. Hackett has been a Managing General Partner of CID Equity Partners, L.P., a venture capital firm. Previously, Mr. Hackett served as the Vice President
Finance and Administration of Indiana University from 1988 to
1991. Mr.  Hackett  also serves as a director of Ball Corporation,
Irwin    Financial   Corporation,   and   Wabash National Corporation.

  Mr. McCarthy has served as a director of MIGI since 1986 and is also a director of Meridian Mutual. Mr. McCarthy is now retired but previously served as President and Chief Executive Officer of the Company, Meridian Mutual, and Security.

  Ms. Rowland has served as a director of the Company since 1994 and is
also a director of Meridian Mutual.   Ms. Rowland was elected Chief
Executive Officer and Chairman  of the   Board  of  Rowland  Design, Inc., an
Indianapolis, Indiana, interior design and space planning firm in 1993. From 1968 to 1993, Ms. Rowland served as President and Chief Executive Officer of The Rowland Associates, Inc. She also is a director of NBD Bank, N.A., and IPALCO Enterprises, Inc.

   Mr. Smith has served as a director of MIGI since 1993 and is also a director of Meridian Mutual. Since 1963, Mr. Smith has been the Chairman of the Board of Ontario Corporation, a holding company headquartered in Muncie, Indiana, whose subsidiaries provide metallurgically based services, computer software, and computer hardware component manufacturing. Mr. Smith also serves as a director of Lilly Industries, Inc., CINergy Corp., and P.S.I. Energy, Inc.


             BOARD  OF  DIRECTORS'  MEETINGS

   During  1995,  the  MIGI  Board of  Directors  held
five meetings.  During 1995, each director attended at
least  75 percent  of  the  aggregate of  (1)   the
total number  of meetings of the Board of Directors and
(2) the total number of meetings  held  by all committees on
which  he  or  she served.   The  Board of Directors has an
Audit Committee, a Finance and Investment Committee, a Compensation Committee, a Pooling Agreement Committee, and a Nominating Committee, each of which normally holds joint meetings with similar committees of the Meridian Mutual Board of Directors.

  The  Audit Committee held four meetings during 1995.
It presently consists of Messrs. Barnette, Hackett, and
Humke. The Audit Committee reviews and acts on reports to
the Board with respect to various auditing and accounting
matters, the scope  of the audit procedures and the
results thereof,  the internal accounting and control
systems of MIGI, the  nature of services performed for
MIGI by and the fees to be paid to the   independent
auditor,  the performance   of   MIGI's independent   and
internal auditors  and  the accounting practices  of MIGI.
The Audit Committee also recommends to the Board of Directors the independent auditor to be appointed by the Board.

  The Compensation Committee, currently comprised of
Messrs. Smith,  Humke,  and Sams, met two  times
during  1995. The  main  functions of this committee are
to establish  and administer  the  executive compensation program
and   any incentive  compensation plans and also to review salary and employee  benefit programs.  If the proposed  1996
Employee Incentive Stock Plan is adopted by the shareholders, the Plan will be administered by a committee composed of Messrs. Smith, Humke, and Sams.

  The Finance and Investment Committee presently consists of Directors Barnette, Hackett, Humke, Kirr, and Oman.
The committee held six meetings during 1995. The main functions of the Finance and Investment Committee are to establish investment policy and guidelines and to review and approve any investment transactions of MIGI.

   The  Nominating  Committee  presently  is  composed
of Directors  Humke, McCarthy, and Oman but did not meet
during  1995.   The Nominating Committee recommends to
the Board candidates for nomination as directors. The committee will consider nominees recommended by shareholders for election to the Board of Directors.
The names of such nominees, accompanied by relevant biographical information, should be submitted to the Secretary of MIGI.

   The  Pooling  Agreement Committee presently  consists
of Messrs. Barnette, Hackett, Humke, and Kirr but did not
meet during  1995.   At the request of the Audit
Committee, the Pooling Agreement Committee, together with Meridian Mutual's Pooling Agreement Committee, will review the relationships between Security and Meridian Mutual under the pooling agreement and determine whether the percentage participation of the parties needs to be amended so that it continues to bear an appropriate relationship to the insurers' respective surplus accounts.

                CERTAIN  RELATIONSHIPS  AND TRANSACTIONS

   MIGI was formed by Meridian Mutual in 1986 and was a wholly-owned subsidiary of Meridian Mutual until March
1987. At that time MIGI sold 1,700,000 Common Shares in a public offering, which reduced Meridian Mutual's ownership of MIGI's outstanding Common Shares from 100 percent to approximately 65 percent. On May 5, 1993,
MIGI completed a public  offering of an additional 1,725,000
Common Shares, thereby reducing Meridian Mutual's ownership of MIGI's outstanding Common Shares to approximately
46.8 percent. MIGI's operations through its wholly-owned subsidiaries are interrelated with the operations of Meridian
Mutual,  an Indiana mutual property and casualty company.
MIGI believes that its various transactions with Meridian Mutual, which are summarized herein, have been on terms no less favorable to MIGI than the terms that could have been negotiated with an independent third party.

   MIGI  obtains  the  majority of  its  insurance
business pursuant  to a pooling agreement with Meridian
Mutual.   In addition, Meridian Mutual provides the facilities,
employees and most services required to conduct the business of MIGI. During 1995, MIGI paid $281,700 to
Meridian Mutual for administrative and other services provided to MIGI.

Description  of  Pooling  Agreement

   Since  January  1, 1981, MIGI's wholly-owned subsidiary, Security, has  been  a  party  to  a reinsurance pooling agreement  with
Meridian Mutual which  covers  all  of the property and casualty insurance
written by the parties. All premiums,   losses,  loss  adjustment
expenses   and the underwriting and administrative expenses of Meridian
Mutual and  Security  are shared between the parties in
accordance with  the  participation percentages
established under  the pooling agreement.  The current
participation percentages of 74%   for   Security  and
26%  for Meridian  Mutual   were established effective
May 1, 1993, following the receipt  by Security  of $18
million in proceeds from the second  public offering of
Common Shares by the Company.  The participation
percentages  were  fixed with reference  to  the
respective surplus  accounts  of Meridian Mutual and
Security,  on  the assumption   that each  company's
capacity to underwrite premium income (and, therefore, its share of any gain or loss on insurance underwriting operations) bore a direct relationship to that company's surplus.

 The Boards of Directors of the Company and Meridian Mutual have delegated to their respective Audit Committees the
responsibility  of  monitoring  the  relationships   between
Security  and  Meridian Mutual under the  pooling  agreement pursuant to such procedures as those committees may deem necessary and appropriate to assure that the participation of the  parties  will  continue  to  bear  an  appropriate
relationship  to  their  respective surplus  accounts.   The
Audit  Committee  of  the Company is  comprised  of  Messrs.
Barnette,  Hackett,  and  Humke;  the  Audit  Committee   of
Meridian Mutual is comprised of Messrs.  Hackett, Humke, and
James D. Price, a member of the Board of Directors of Meridian Mutual who is not otherwise affiliated with the Company.
The Audit Committees have established  guidelines
for   reviewing  the  participation  percentages  at   least
annually   and  for  referring  to  the  Pooling   Agreement
Committees  of  MIGI  and Meridian Mutual  any  decision  to
change the  participation  percentages.   MIGI's   Pooling
Agreement Committee consists of Messrs. Barnette,  Hackett,
Humke,  and  Kirr while Meridian Mutual's Pooling  Agreement
Committee is composed of Messrs. Hackett and Humke.   Future
events that could affect the relationship between the surplus accounts of the parties include the receipt by Meridian Mutual of dividends on the Common Shares of the Company held by it, further changes in the capital structure of Security, changes in the asset values of Meridian Mutual or Security, or different effective rates of income taxation which disproportionately affect the surplus of Security and Meridian Mutual.

  The Company and Meridian Mutual have conflicting interests with respect to the establishment of the respective ratios of
Security and Meridian Mutual under  the pooling agreement,
the allocation of expenses not related to insurance underwriting, business and investment philosophies, profit objectives, cash management, dividend policy and possibly other matters.
The  business and operations of the Company are
integrated with and  dependent upon   the  business  and
operations of  Meridian  Mutual.  Management of Meridian
Mutual determines which expenses are associated with underwriting operations (and therefore shared by Meridian Mutual and Security under the pooling agreement), and also selects and values the assets and liabilities transferred between Meridian Mutual and Security pursuant to the pooling agreement. The pooling agreement contains no specific provisions regarding the procedures to be followed in making these decisions.

   In  arriving  at  decisions involving  matters  in which
Meridian   Mutual   has  an  interest,  the   directors of
the Company will be governed by their fiduciary duties to the Company and its shareholders, but those directors who also are directors of Meridian Mutual also owe fiduciary duties to the policyholders of Meridian Mutual, and no procedures have been established under which those decisions would be made by disinterested directors. The terms of the pooling agreement preclude conflicts which could arise in deciding which risks are to be insured by each of the participants by making the results of the operations of both participants dependent on the results of the total business covered by the pooling agreement.
Because the pooling agreement covers all of the property and casualty business of the parties, both companies will have identical underwriting ratios from the pooled business as long as the pooling agreement remains in effect.

  The pooling agreement has no fixed term and provides that
it    is   to   remain   in   force   until   canceled by the  mutual
consent of Security and Meridian Mutual. The pooling agreement may be amended or terminated without the necessity of a vote by the shareholders
of the Company.   In the  event of termination of the pooling
agreement, Security would transfer back to Meridian Mutual
the liabilities ceded to it by Meridian Mutual and Meridian Mutual would transfer back to Security the liabilities ceded to it by
Security, and  each  party would receive from the other
assets  in  an amount  equal  to  the  amount  of  the
policy  liabilities received   by  it.   If  the  pooling
agreement  had   been terminated  at the end of February
1996, approximately  nine percent of the assets and
liabilities subject to the pooling agreement  would  have
been transferred  to  Security.   The Company would
continue to own all of the outstanding  Common Shares  of
Security, and  the Company's assets would consist of
investments and other assets in an amount  approximately
equal to consolidated shareholders' equity.  In the event
of termination  of  the  business  relationships  between
the Company   and  Meridian  Mutual,  Security  would
have no underwriting, sales, claims processing, data processing operations, or other administrative services.

   The  approval  of the Indiana Insurance  Commissioner
is required  to  change  the participation percentages  of
the parties to the pooling agreement or to terminate the
pooling agreement;  however, the requirement for such
approvals  is for  the  protection of the policyholders
of  Security  and Meridian  Mutual and not for the
protection of  shareholders of  the  Company.   The
Company intends that Security will continue its participation in the pooling agreement, absent some unforeseen change in circumstances.

                  EXECUTIVE  COMPENSATION

   All of the Company's officers also serve as officers of Meridian Mutual. The following table sets forth information with respect to the aggregate compensation paid during each of the last three years by the Company and Meridian Mutual to the Company's Chief Executive
Officer and each of the four other most highly compensated executive officers of the Company whose salary and bonus, for their services to both the Company and Meridian Mutual, exceeded $100,000 during 1995.
Annual compensation includes amounts deferred at the officer's election.

                              Summary Compensation Table
                                                          Long-Term Compensation
                   Annual Compensation                    Awards     Payouts

                                                       Securi-
                                                       ties
                                              Other    Under-
                                              Annual   lying           All Other
Name and                                      Compen-  Options/ LTIP    Compen-
Principal                   Salary    Bonus   sation    SARS    Payouts  sation
Position             Year    ($)     ($)(1)   ($)(2)   (#)(3)   ($)(4)   ($(5)

Norma J. Oman        1995  $258,558  $260,000 $135,656   -0-      -0-  $122,377
President & Chief    1994   244,904   247,500   73,095  75,032  $71,250   2,700
Executive Officer    1993   220,192    67,500   74,841   -0-     60,500   2,698

Steven R. Hazelbaker 1995   124,423    87,500    -0-     -0-      -0-     1,499
Vice President       1994   108,077    25,000    -0-     -0-      -0-     -0-
Chief Financial      1993(6)
Officer & Treasurer

Brent Hartman        1995   118,846    96,000    2,813   -0-      -0-     9,718
Sr. Vice President   1994   100,346    88,000   38,333  22,737   47,500   1,806
                     1993(6)

J. Mark McKinzie     1995   114,423    80,500    8,292   -0-      -0-     2,746
Vice President       1994   109,423    66,000   42,889  16,674   47,500   1,970
Secretary and        1993   104,469    21,000   44,972   -0-     36,300   1,454
General Counsel

Timothy J. Hanrahan  1995   112,251    60,000   29,945   -0-      -0-     4,141
Vice President       1994    93,156    56,100   38,828  14,173   47,500   1,676
                     1993(6)

(1) The bonuses reflect cash earned during the fiscal year and paid during the next fiscal year.

(2) The 1995 Other Annual Compensation reports a) tax reimbursement payments of $14, 389, $1,638, $7,117, and  $8,993 for Ms. Oman, Mr. Hartman, Mr. McKinzie, and Mr.
Hanrahan, respectively, and b) the taxable portion of exercised stock options, that being the difference between the fair market value of the stock on the date of exercise and the option price, amounting to $121,267, $1,175, $1,175, and $20,952 for
Ms. Oman, Mr. Hartman, Mr. McKinzie, and Mr. Hanrahan, respectively. The 1994 Other Annual Compensation reports tax reimbursement payments. The 1993 Other Annual Compensation includes: (a) car
allowance and gross-up  of  taxes   thereon:   Ms. Oman,$16,967;
Mr. McKinzie, $14,134; (b) gross-up payments for tax liabilities incurred on the vesting of Common Shares under the February 1992 restricted stock award: Ms. Oman, $47,481; Mr. McKinzie, $27,248.

(3) Options to acquire Common Shares granted pursuant to the Employee Incentive Stock Plan.

(4)   In  1994 under a December 1992 restricted stock grant,
Ms. Oman  and  Messrs.  McKinzie,   Hartman, and Hanrahan  became
vested in 6,000, 4,000, 4,000, and 4,000 Common Shares, respectively, valued at $11.875 per share on the vesting date. In 1993 under a February 1992 restricted stock award, Ms. Oman and Mr. McKinzie became
vested   in   5,500  and   3,300   Common   Shares, respectively,
valued  at $11.00 per  share  on  the vesting date.

(5)   For  1995,  consists  of  Meridian  Mutual's  matching
contributions of $3,600, $2,852, $1,499,  $2,746,        and $2,334
to the Section 401(k) deferred compensation accounts of  Ms. Oman,
Mr. Hartman, Mr. Hazelbaker, Mr. McKinzie, and Mr. Hanrahan, respectively; and accruals under theSupplemental Retirement Income
Plan of $118,777, $6,866,  and  $1,807  for the accounts  of  Ms.
Oman,  Mr. Hartman, and Mr. Hanrahan, respectively. For  1994,
consists   of   Meridian  Mutual's matching contributions of
$2,700, $1,970, $1,806, and $1,676 to the Section 401(k) deferred
compensation accounts  of Ms. Oman,   Mr.  McKinzie,   Mr.  Hartman,
and Mr.  Hanrahan, respectively.   For  1993,  consists   of   Meridian
Mutual's matching contributions of $2,698 and $1,454 to the Section 401(k) deferred compensation accounts of Ms. Oman and Mr. McKinzie, respectively.

(6) No disclosure is required since he was not an executive officer of the Company at any time during that year.

   The officers of MIGI serve at the discretion of the Board of Directors which elects the officers for a term of one year. There is no family relationship between any of the officers of the Company.

   Mr. McKinzie, age 42, has been an attorney for MIGI, Meridian Mutual, and Security since 1989, serving as General Counsel and Secretary of all three companies since 1992. He was elected a Vice President of the Company, Meridian Mutual, and Security in 1993.

   Mr.  Hartman, age 48, was elected a Senior Vice President
of  MIGI,  Mutual,  and Security  in  1995.   He  was
elected a Vice President of MIGI in 1994 and a Vice President of Meridian Mutual and Security in
1993. Mr. Hartman has been employed by Meridian since 1976.

   Mr. Carl W. Buedel, age 49, was elected a Vice President of MIGI in 1994 and a Vice President of Meridian Mutual and Security in 1990. Currently serving as Director of the Corporate Underwriting Division, Mr. Buedel has been a Meridian Mutual employee since 1981.

  Mr. Hanrahan, age 50, was elected a Vice President of
MIGI in 1994 and has been a Vice President of Meridian
Mutual and Security  for  more  than the past five
years. A      Meridian Mutual  employee  since 1981, Mr.
Hanrahan  is Director  of Strategic Business Development.

   Mr.  Hazelbaker,  age  40, was  elected  Chief
Financial Officer  and  Treasurer of MIGI,  Meridian
Mutual, and Security in 1994 and a Vice President of
all three companies in  1995.   From 1987 until joining
the Company in 1994,  he was a partner with Coopers &
Lybrand L.L.P.


       AGGREGATED  OPTION/SAR  EXERCISES  IN  1995  AND
             1995  YEAR-END  OPTION/SAR  VALUES

The  following table sets forth information with respect
to the   executive officers named in the Summary Compensation
Table for options exercised during 1995 and for unexercised options
held at December   31,  1995.   The  Company  does  not   have
any outstanding stock appreciation rights.
                                              Number of
                                              Securities
                                              Underlying
                                              Unexercised    Value of
                                              Options/SARs   Unexercised
                                              at Fiscal      In-the-Money
                                              Year End(#)    Options/SARs
                                              Exer-          at Fiscal
                 Shares           Value       cisable (E)    Year End ($)(2)
               Acquired           Realized    Unexer-        Exercisable (E)/
Name         On Exercise (#)      ($)(1)      cisable (U)    Unexercisable (U)



Norma J.                                      25,011 E          $  75,033 E
Oman            19,760            $121,267    50,021 U            150,063 U

Steven R.                                     6,063 E              18,189 E
Hazelbaker        -0-               -0-      12,126 U              36,378 U

J. Mark                                        5,558 E             16,674 E
McKinzie           200               1,175    11,116 U             33,348 U

Brent                                          7,579 E             22,737 E
Hartman            200               1,175    15,158 U             45,474 U

Timothy J.                                     4,725 E             14,175 E
Hanrahan         3,492              20,952     9,448 U             28,344 U


(1) Aggregate market value of the Common Shares covered by the option less the aggregate price paid by the executive.

(2) Amounts reflecting gains on outstanding options are based on the December 29, 1995, closing stock price which was $14.875.

Pension Plan

  Meridian Mutual maintains for the benefit of eligible employees a defined benefit pension plan, designated as The Meridian Mutual
Insurance Company Pension Plan. Under the plan, all employees of Meridian Mutual or its subsidiaries completing more than 1,000 hours of employment in a 12-month period become eligible to participate in the plan. The following table sets forth the range of estimated annual benefits payable upon retirement for graduated levels of average annual earnings and years of service for employees under the plan, based on retirement at age 65 in 1996. The average annual earnings can not exceed the $150,000 maximum compensation limit for purposes of pension calculations.

                          PENSION  PLAN  TABLE

                                          Years  of  Service
Remuneration              15        20         25        30         35
  $120,000              $28,915   $38,553    $48,191    $57,830  $67,468
   200,000               36,790    49,053     61,316     73,580   85,843
   250,000               36,790    49,053     61,316     73,580   85,843
   350,000               36,790    49,053     61,316     73,580   85,843
   450,000               36,790    49,053     61,316     73,580   85,843
   550,000               36,790    49,053     61,316     73,580   85,843
   650,000               36,790    49,053     61,316     73,580   85,843


  The plan provides a pension annuity beginning at age 65 of
1.125 percent of the employee's final monthly earnings
(the employee's average monthly base pay during his or
her  five highest  consecutive salary years out of the
last  ten)  for each  year  of  credited service, plus
 .625 percent  of  the employee's  final monthly earnings
in excess of the  monthly Social Security covered
compensation, if any, for each  year of   credited  service
(calendar  years  during  which the employee completes at least
1,000 hours of employment) to a maximum  of 35 years.
There are also provisions for delayed retirement  benefits,
early retirement benefits, disability and  death  benefits,
optional methods of benefit  payment, payments to an employee who leaves after a certain number of years  of  service, and payments to
the employee's surviving spouse.   Early retirement
benefits are available after  age 55.   Benefits listed in
the table are computed based  on  a straight  life annuity
and are not subject to any  deduction for Social Security
or other offset amounts.  The individual maximum  annual
benefit allowed under Section  415  of  the Internal
Revenue   Code  is  $120,000   for   1996. The
compensation covered by the plan consists of salary and
cash bonus,  which  for  1995  for the executives  named
in  the Summary  Compensation Table amounted to: Ms. Oman,
$531,084; Mr.   Hazelbaker,  $149,423;  Mr.  Hartman,
$206,846; Mr.McKinzie, $195,409; Mr. Hanrahan, $168,351.

   The estimated credited years of service for each of the individuals named in the Summary Compensation Table as of January 1996 are as follows:
                                           Estimated Years
                                           of Credited
                                           Service


    Norma J. Oman                                   22
    Steven R. Hazelbaker                             2
    J. Mark McKinzie                                 7
    Brent Hartman                                   20
    Timothy J. Hanrahan                             15

Supplemental  Retirement  Income  Plan

 The Supplemental Retirement Income Plan (the "Plan") was established by Meridian Mutual for certain of its employees who participate in the Meridian Mutual Insurance Company Pension Plan, solely for the purpose of providing benefits in excess of the limitations imposed by Section 401(a)(17) and Section 415 of the Internal Revenue Code on plans to which those Sections apply.
The Supplemental Retirement Benefit payable to an eligible Participant in the form of a straight life annuity over the lifetime of the Participant only, commencing on his Normal Retirement Date, shall be a monthly amount equal to the difference between (a) the monthly amount of the Qualified Plan Retirement Benefit to which the Participant would have been entitled under the Qualified Plan, if such Benefit were computed without giving effect to the limitations on benefits imposed by
Section 401(a)(17) and Section 415 of the Code, and (b) the monthly amount of the Qualified Plan Retirement Benefit actually payable to the Participant under the Qualified Plan.

  The following table sets forth the Supplemental Retirement Benefit
payable  upon retirement for  graduated  levels  of average   annual
earnings  and  years of   service   for Participants under the Plan,
based on retirement at age 65 in 1996. The benefits in the table are not subject to any deduction for Social Security or other offset amounts. The 1995 compensation covered by the Plan for the executives named in the Summary Compensation Table is listed above under the caption "Pension Plan," as are the estimated years of credited service for the same individuals.

            Supplemental  Retirement  Income  Plan  Table

                                          Years  of  Service
Remuneration               15        20          25         30         35
$170,000               $   5,250   $  7,000   $  8,750   $ 10,500   $ 12,250
 200,000                  13,125     17,500     21,875     26,250     30,625
 250,000                  26,250     35,000     43,750     52,500     61,250
 350,000                  52,500     70,000     87,500    105,000    122,500
 450,000                  78,750    105,000    131,250    157,500    183,750
 550,000                 105,000    140,000    175,000    210,000    245,000
 650,000                 131,250    175,000    218,750    262,500    306,250


Executive  Bonus  Compensation  Plan

   Meridian Mutual maintains a bonus compensation  plan
for key    executive employees.  Plan participants are
chosen each year   by  the  President,  subject  to  approval of
the Compensation  Committees  of the Meridian  Mutual  and
MIGI Boards  of  Directors.   The  purpose  of  the
plan is  to establish    compensation   commensurate
with corporate performance compared to goal. Criteria for determining bonus payments generally are established prior  to  the commencement of each year.  The
performance measure for 1996 is  the  combined pre-tax
net income of Meridian Mutual  and Security, with
graduated amounts of cash bonuses payable  if Meridian
Mutual's and Security's financial performance meets the threshold level of 80 percent of goal or exceeds it up to  a  maximum of 120 percent of goal.  Performance
relative to the predetermined  goals  is  evaluated  as  soon
as practicable  after  the  close of the  year.   Actual
bonus awards are determined on the basis of this evaluation and paid in cash.

               COMPENSATION  COMMITTEE  REPORT
                 ON  EXECUTIVE  COMPENSATION

   The  Compensation Committee of MIGI's Board of
Directors, together with the Compensation Committee of
Meridian Mutual, is responsible  for  establishing  and
administering  the executive compensation program for MIGI
executives,  all of whom   are   Meridian  Mutual  employees.
Both of these Compensation Committees are composed entirely of directors who are not employees of the Company.

Compensation  Policy

  The  goal of MIGI's executive compensation policy  is
to attract,  motivate and retain competent personnel,
while  at the    same  time  ensuring  that an appropriate
relationship exists  between  executive pay and the  performance
of the Company.   In  establishing  the  base  salary portion of
executive  compensation,  the  Committee  gives
significant consideration  to factors such as
maintaining the Company's competitiveness, establishing efficient and effective use of Company resources, preserving the Company's  good  standing with
regulatory and rating agencies, overseeing development
of adequate loss reserves, managing daily operations, and developing and achieving long-term and strategic objectives, but the Committee has assigned no relative weights to these
factors.   Through bonus compensation plans,  the Committee
seeks  to  reward the attainment of targeted  income
goals. The     Compensation  Committee's philosophy  is
to  slow  the growth  in  base salary while putting a greater
portion of total   compensation  at  risk  through  the   bonus
plan. Additionally, the Committee seeks to provide equity-based incentives to further motivate executives over the long term to respond to MIGI's business challenges and opportunities as owners rather than just as
employees.   It  is  the intention  of  the  Compensation
Committee that executive annual compensation shall continue to be tax deductible to the Company.

      In   determining   appropriate   levels   of
executive compensation, the Compensation Committee annually
evaluates salary   surveys   produced   by  independent
compensation consulting  firms.   For the positions  of
Chief  Executive Officer  and  Chief Financial Officer,
the  surveys  provide data  to compare the Company with
other insurance companies, as  well  as across all industries, based upon a  number of parameters, including  comparable
asset levels, direct written premiums, and net written premiums. For other executive positions, salary surveys comparing the  Company with  other insurance companies of similar
asset and premium levels  are  utilized.   Some  of  the
insurance  companies participating  in  the salary
surveys are  included  in  the Total Return Industry
Index for Nasdaq Insurance Stocks,  as shown in the
Stock  Performance  Chart  of  this   Proxy Statement.

   The cash bonus compensation plan is the vehicle by which executives can earn additional compensation, depending on the attainment by Meridian Mutual and Security of certain levels of annual pre-tax income. See "Executive Bonus Compensation Plan." The size of the cash bonus awarded as a percentage of base salary is benchmarked annually against the salary surveys and other information provided by independent compensation consulting firms.

   The  Company's  long-term incentive program  consists
of grants  made under the Employee Incentive Stock Plan.
This plan provides for the grant of incentive stock
options, nonqualified  stock options, appreciation rights
and restricted stock  awards  to  key  employees of
Meridian  Mutual  or  a subsidiary  of  MIGI.   Options
granted  in  1991  could  be exercised  through February
1996.  These option awards  were issued  at graduated
levels to the Chief Executive  Officer, Senior   Vice
President,  and  other  executive   officers,
commensurate with  the amount of responsibility  for
their positions.  In early 1994 the Compensation Committee adopted a
longterm   incentive  plan  designed  by an outside consultant.
Under this plan each member of  the executive group received options which have a ten-year term and become exercisable
in one-third increments beginning March 2, 1995. The  size
of  the  option grant is  a  percentage  of  the individual's
base salary, with   separate  percentages applicable  to  the
Chief Executive  Officer,  Senior  Vice President,   and   all
other  executive   officers,   again commensurate  with
the amount of responsibility  for  their positions.   In
establishing the size of the grants, the Committee considered the outstanding 1991 options, as well as observed market practices for similar positions in stock insurance companies, some of which are included in the Total Return Industry Index for Nasdaq Insurance Stocks.

Bases  for  CEO  Compensation

   The Company's net income for 1995 was a record-high
$11.6 million,  as  compared  to $9.1 million  for
1994. MIGI's insurance operations produced strong
financial results  with a 100.2 percent statutory
combined    ratio for 1995, better than   1994's combined
ratio  of 101.8 percent and significantly  better than
the insurance  industry  average. The Company's total
revenues increased to $159.8 million  in 1995  from
$149.3 million in  1994.   Net  premiums earned  in
1995 increased 6.6 percent over 1994  to  $143.9
million.

   The  Chief Executive Officer's base salary was
increased during  1995 to reward individual
accomplishments in,  among other  things,  further
streamlining operations,  improving service to
customers, expanding markets and achieving  other long-
range business  and  operating  objectives,
without assigning relative   weights to these factors.
The new base salary was below the insurance-industry average for chief executive officers of companies with direct and net written premiums  over  $200 million, a benchmark
achieved  by  the consolidated operations of Meridian
Mutual and  Security  in 1995.    In  comparison  to
chief  executive  officers   of similarly-sized
companies across all industries, her base salary was below the average.

  In  recognition  of  Ms.  Oman's responsibility  for the
Company's success in exceeding the maximum established
pretax  income  target  for  1995, the  Compensation
Committee awarded  her a cash bonus equal to 100 percent
of  her  base salary.  This bonus represented a greater
percentage of base salary  than  the average bonus paid
for 1994  results  (the latest information available) to
chief executive officers in the insurance industry
salary surveys and to chief executive officers  across
all industries.  Ms. Oman's  below-average base  salary,
combined with her above-average  cash  bonus, produced
a total compensation package that was higher  than the
average  paid  to  chief  executive  officers  of  the
comparison  companies.   This illustrates  the
Compensation Committee's philosophy to reward exceptional performance and to place a greater portion of total compensation at risk through the bonus plan.

Compensation  of  Other  Executive  Officers

   With  respect to compensation of other executives of
the Company, the Compensation Committee utilizes salary
surveys by  independent  consultants  to  establish
base salaries. During 1995, the executives' base salaries
were  adjusted relative  to  the assignment of internal
responsibility,  to their individual contributions to
the Company's performance, and  to  the  results of the
latest salary surveys,  without applying  relative
weights to these factors.  These salaries are  below
the competitive range of those persons  holding
comparably responsible   positions   at   similarly-
sized insurance companies,  both  regionally   and
nationally; however, the   bonus  opportunities  for
the   Company's executives   are   greater  than  those
offered   by the competition.  The Compensation Committee's
philosophy is to put  the bonus award at risk and to compensate for
that risk with   a  slightly-higher-than-average  total
compensation package when the bonus is earned.


  As described above, bonus compensation is tied to the attainment of corporate performance goals. In recognition of the executives' responsibility for the Company's success in exceeding the maximum established pre-tax income target for 1995, the Compensation
Committee awarded these officers cash bonuses equal to from 60 to 80 percent of their base salaries. The individual bonus amount was determined by the executive's position of employment and as a percentage of year-end salary.

   The actual levels of salary and bonus paid to the executives listed in the Summary Compensation
Table were slightly higher than the comparison companies surveyed because of the bonus payout and the Compensation Committee's philosophy of putting the bonus award at risk.

MIGI Compensation Committee             Meridian Mutual Compensation Committee
Van P. Smith, Ramon L.Humke, and        Van P. Smith, Ramon L. Humke, and
Thomas H. Sams                          Martha D. Lamkin


Stock  Performance  Chart

   The following chart compares the yearly percentage
change in  the cumulative total stockholder return on
the Company's Common  Shares  during the five fiscal
years ended  December 31, 1995, with the cumulative
total return of the Center for Research in Securities
Prices (CRSP) Total Return Index  for The  Nasdaq Stock
Market (U.S. Companies) and the CRSP Total Return
Industry  Index  for Nasdaq Insurance  Stocks.
The comparison assumes $100 was invested on December
31, 1990, in  the Company's Common Shares and in each of
the foregoing indices  and  assumes reinvestment of
dividends. The  CRSP Total  Return  Industry   Index for
Nasdaq Insurance Stocks includes all insurance companies quoted on the Nasdaq stock market within the SIC codes 631 and 633. Upon written request to MIGI's Secretary, the Company will undertake to make accessible the identity of those companies listed on the Nasdaq insurance stock index.

              COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
         MIGI, NASDAQ STOCK MARKET (U.S.), NASDAQ INSURANCE STOCKS

                              NASDAQ TOTAL            NASDAQ
               MIGI           MARKET (U.S.)         INS. STOCKS

 1990        $100.00           $100.00               $100.00
 1991         152.63            160.56                140.96
 1992         223.57            186.86                190.79
 1993         240.61            214.51                204.06
 1994         229.45            209.68                192.04
 1995         339.26            296.30                272.85

Compensation  Committee  Interlocks  and  Insider Participation

   The  Company's Compensation Committee consists of Van
P. Smith, Thomas H. Sams, and Ramon L. Humke, Chairman of the MIGI Board of Directors. The bylaws of the Company provide that the Chairman of the Board is an officer of the Company, but Mr. Humke is not an employee of the Company.

Change  in  Control  Agreement

  The  Board  of Directors of Meridian Mutual approved
the execution  of  a  Change in Control Agreement
("Agreement") between  Meridian Mutual and Ms. Oman and
Mr. McKinzie on March 18, 1992, and between Meridian Mutual and Messrs. Hartman and Hazelbaker on June 29, 1994.
Under the Agreement, a "change in control" shall have occurred if there is a merger or consolidation to be reported to the Indiana  Department of Insurance or if "(a)  any
person  or entity, other than a trustee or fiduciary
holding securities under an employee benefit plan of the
Company, is or becomes the beneficial owner, directly or indirectly, of the Company representing fifty percent
(50%) or more  of  the  combined voting  power  of  the
Company's  then  outstanding  voting securities (in the
event of a demutualization); (b) there is a    merger
or consolidation of the Company in which the Company does not survive as an independent Company; (c) the business or businesses of the Company for which your services are principally performed are disposed of by the Company pursuant to a partial or complete liquidation of the Company, a sale of assets of the Company or otherwise; or
(d) there is a voluntary election to the majority of the Board of Directors of persons selected by a person or entity in exchange for any material consideration to the Company by said person or entity." For purposes of this paragraph only, the word "Company" refers to Meridian Mutual.

   Upon  termination of employment of any of these
executive officers within two years after a "change in control,"
the affected  officer shall continue to receive his or her
base salary,  at the rate of compensation existing prior  to the "change  in  control," plus certain other benefits
provided for  full-time  employees, for two years from
the  date  of separation  of  employment, unless
dismissed  for  "cause." Securing other gainful employment
will reduce or  eliminate payments  under this Agreement during the second year after separation of employment. The Meridian Mutual Board of Directors may not waive or modify any provisions or conditions  of the Agreement without the written
consent  of the  other party to the Agreement, although
Meridian  Mutual may  elect  not  to extend the Agreement,
by notice  to  the executive  officer  given  prior  to
December  31  of   the preceding year.

Compensation  of  Directors

   Directors  of  MIGI  who are also salaried  employees
of Meridian  Mutual receive no fees for services as
directors. MIGI  Board  members  who  are  not  salaried
employees  of Meridian  Mutual and who do not serve on the
Board  of any affiliates are paid  an  annual  retainer   of
$10,000. Nonemployee MIGI Board members serving on the Board of an affiliate receive a $1,000 annual retainer from MIGI.
All directors, other than salaried employees, receive  per
diem meeting  fees  of  $600 for each Board or Committee
meeting attended,  not  to  exceed  a total  of  $850  per
day  for attendance at two or more Board or Committee
meetings  on  a single  day.   The  Meridian Mutual
Chairman  of  the  Board receives  an additional $10,000
per year while the  chairmen of  one  or  more  affiliated
Boards or one  or  more  Board committees  receive  an
additional  $1,600  per  year   for services in such
capacities.

     Effective May 1, 1988, Meridian Mutual adopted a
defined benefit  pension  plan, designated as The
Meridian Mutual Insurance  Company Nonemployee Directors'
Pension Plan,  for the  benefit  of eligible nonemployee
directors of Meridian Mutual  or  any of its subsidiaries.
Nonemployee directors become eligible to participate in the plan following the completion of five years of "credited service," defined  as all calendar years in which the
director has attended, as  a nonemployee  director, at
least 50 percent of the  regularly scheduled  quarterly
meetings for that calendar  year.   The plan  provides a
monthly retirement allowance equal to 1.75 percent  of  the
final earnings for each year  of credited service.   Final
earnings mean the five consecutive years with the highest average annual total fees paid during the period of directorship. The monthly retirement allowance commences on the director's retirement date and continues each month thereafter during his or her lifetime. There are also provisions for delayed retirement benefits, early retirement benefits, limited death benefits, and an optional method of benefit payment. Early retirement benefits are available after age 55.

 On  May  4, 1994, MIGI's shareholders approved  the  1994
Outside Director Stock Option Plan (the    "Director
Plan"). An "Outside Director" is a director of either the Company or Meridian Mutual who is not on the date of grant an employee of the Company or Meridian Mutual or any of their subsidiaries. Each Outside Director was granted an Option to purchase 1,000 Common Shares on May 4, 1994, and on May 3, 1995, and each Outside Director automatically will be granted an Option to purchase
1,000 Common Shares on the date of each annual meeting of shareholders in the years 1996 through 2003, unless the Director Plan is terminated earlier. The exercise price per share for each Option will be equal to the fair market value of a Common Share on the date of grant of the Option. No consideration will be paid by the grantee to the Company for the granting of an Option. Each
Option will be exercisable commencing one year after the date of grant, and each Option will expire no later than ten years after the date of grant.

  PROPOSAL TO APPROVE 1996 EMPLOYEE INCENTIVE STOCK PLAN

  The Board of Directors has adopted, subject to shareholder approval, the 1996 Employee Incentive
Stock  Plan  (the "Plan"). The Plan will replace the 1987
Employee Incentive Stock Plan, which expires on January 21, 1997. The Board believes that over the years the Company's stock plan has benefited the shareholders by allowing the Company to attract and retain key employees who have the ability to enhance the value of the Company and by aligning the interests of key employees with those of the shareholders through increased stock ownership. The Board therefore recommends approval of the Plan.

 The following plan summary is qualified in its entirety by reference to the full text of the Plan, which is attached to this Proxy Statement as Exhibit A.

General Information

   The Plan will be administered by a Committee of the
Board consisting of not less than three persons to be
appointed by the   Board  (the  "Committee").   The
Committee  will be authorized  to  grant to Key Employees
(as  defined  in the Plan) up to 750,000 shares of the Company's
Common Shares in the form of options, stock appreciation rights ("SARs"), tandem SARs, or stock or restricted stock awards. The Plan will become effective on May
8, 1996, if approved by the shareholders and will expire on the tenth anniversary of its effective date unless terminated earlier by the Board of Directors.

Authority of Committee

  The  Plan  will  be administered and interpreted  by
the Committee,  which  may establish and  amend  rules
for  the administration of the Plan.  The Committee's
decisions shall be  final  and conclusive with respect
to the interpretation of the Plan and any award made
under it.  The Committee will select  persons  to
receive grants  from  among  the Key Employees,  determine
the types of  grants  and number of shares  to  be awarded to
Key Employees, and set the terms, conditions, and provisions of
the grants consistent with the Plan.   No  member of the Committee
is eligible to  receive awards under the Plan.

Eligible Employees

  The  Committee  will  determine those  Key  Employees
to receive  an  award  from  among the  executive,
managerial, insurance professional, and administrative
employees of  the Company,  its subsidiaries, or
Meridian Mutual.   Currently, approximately 500
employees would be eligible, including the Company's six executive officers. The number of eligible employees can be expected to vary from year to year.

Shares Subject to Plan

   Common Shares offered under the Plan pursuant to options, tandem SARs, stock or restricted stock awards may be authorized but unissued Common Shares or treasury shares. Subject to certain adjustments under the Plan, no more than an aggregate of 750,000 Common Shares shall be issuable upon exercise of options and tandem SARs and pursuant to restricted stock awards and stock awards. SARs with respect to no more than 250,000 Common Shares may be granted under the Plan.

Amendment and Termination of Plan

   The  Board of Directors may suspend, terminate, or
amend the  Plan  at any time, except that shareholder
approval  is required  for any amendment that would:
increase the  number of Common Shares subject to issue
under the Plan; materially modify  the requirements as
to eligibility for participation in  the  Plan;
materially increase the benefits accruing  to
participants  under the Plan; make any  other  change
that would  disqualify the Plan for purposes  of  the
exemption provided  by Rule  16(b)-3(d)(3)  of  the
Securities and Exchange  Commission; reduce the exercise price of options below the fair market value of the Common Shares on the date of grant; permit the award of tandem SARs other than in tandem with an option; permit the exercise of an SAR during the first six months of its term except as otherwise provided; permit the exercise of an option or tandem SAR without surrender of the related tandem SAR or  option;  or
extend  the termination date of the Plan. No suspension,
termination,  or amendment of the Plan may alter  or
impair any   outstanding   award  without  the   consent
of the participant.

Awards Under the Plan

   Stock  Options.   The  Committee may  grant
nonqualified options and incentive stock options
("ISOs"). The Committee shall determine the option price; however, the exercise price of an ISO shall be not less than 100 percent of the fair market value of Common Shares on the date of grant. The term of the option and the period during which it may be exercised are also established by the Committee, provided that the term may not exceed ten years. The exercise price may be paid in cash or, if permitted by the Committee, by delivering to the Company previously-acquired Common
Shares of the Company having a fair market value equal to the exercise price. Concurrently with the award of options, the Committee may authorize reload options to purchase for cash or shares a number of Common Shares. At any time prior to six months before an option's expiration date, the Committee may award to the participant a tandem SAR related to the option.

   Stock Appreciation Rights.  The Committee may grant
SARs to Key Employees for a period of six months up to
five years as  may be determined by the Committee.  At
the end of  such period, the participant shall receive
an amount equal to the appreciation  in market value of
the SARs as  determined  in the  Plan.   That  amount
will be payable in cash, Common Shares, or a combination thereof, as determined by the Committee.


   Restricted  Stock  Award.  The  Committee  may  issue
or transfer  Common  Shares  under a  restricted  stock
grant, setting  forth  the  restriction period
established by  the Committee.  The stock certificate
would be held in escrow by the  Company  until  the end
of the restriction period.   A breach  of  a
restriction will cause a forfeiture  of  the restricted
stock award.  The grantee could not  dispose  of
the Common Shares prior to the expiration of the
restriction period  although the grantee would be
entitled to  vote  the Common  Shares and receive
dividends during the  restriction period.    Upon  lapse
of  the restrictions,   the   stock certificate would be
delivered to the grantee.

   Unrestricted Stock Award. The Committee may offer a participant who has earned a cash incentive the right to receive payment of such bonus in the form of Common
Shares. Likewise, the Committee may require a participant to take payment of such cash incentive in the form of Common Shares. The stock award will be valued at the fair market value of Common Shares on the date the cash compensation would otherwise have been paid.

Federal Income Tax Consequences of Stock Options

  An optionee will recognize income and the Company will
not receive a deduction at the time of grant of an
option. The optionee will have no taxable income upon exercising an ISO (except that the alternative minimum tax may apply), and the Company  will receive no deduction when an ISO
is exercised. Upon  exercising a nonqualified stock
option, the  optionee will  recognize ordinary income in
the amount by  which  the fair market value exceeds the
option price; the Company will be  entitled  to  a
deduction for the  same  amount. The treatment to an
optionee of a disposition of shares acquired through the exercise of an option is dependent upon the length of time the shares have been held and on whether such shares
were acquired by exercising an ISO or a   nonqualified stock
option. Generally, there will be no tax consequence to the Company in connection with the disposition of shares acquired under an option except that the Company may be entitled to a deduction in the case of a disposition of shares acquired upon exercise of an ISO before the applicable ISO holding periods have been satisfied.

 The above statements are based upon those laws that are
in force on the date of this Proxy Statement and are
subject to any  subsequent  changes therein.   Each  Key
Employee who receives an option should discuss with his or her tax adviser the anticipated federal and state tax consequences of the Plan in light of the employee's personal tax situation.

   The Committee has made no determinations with respect to any awards under this Plan. The closing price of the Company's Common Shares on March 1, 1996, was $14
13/16  per share.

   The Board of Directors recommends that the shareholders vote FOR approval of the 1996 Employee
Incentive Stock Plan.

                APPOINTMENT  OF  AUDITOR

  The  firm  of  Coopers & Lybrand L.L.P.   served  as
the independent auditor for MIGI for the fiscal year
ended December 31, 1995. The Board of Directors has not selected an independent auditor for the current fiscal year
ending December  31,  1996.   It  is  anticipated  that
the  Audit Committee, at its meeting scheduled for April
23, 1996, will recommend  to  the  Board that Coopers &
Lybrand  L.L.P.  be selected    as   the   independent
auditor    for    1996. Representatives of Coopers &
Lybrand L.L.P. will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they so desire.

                 SHAREHOLDER  PROPOSALS

   Shareholder  proposals intended to be considered  at
the 1997  Annual Meeting of Shareholders must be in
writing  and received  by MIGI's Secretary at MIGI's
principal  executive offices   at  2955  N.  Meridian
Street,  P.O.  Box   1980, Indianapolis,  IN 46206, not
later than November  29,  1996. Such   proposals  may
be included in next year's proxy statement if they comply with certain rules and regulations promulgated by the Securities and Exchange Commission and represent a proper subject for shareholder action under Indiana law.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

   Section  16(a)  of the Securities Exchange  Act  of
1934 requires  MIGI's  directors  and  executive
officers,   and persons who own more than ten percent of
a registered  class of MIGI's equity securities, to file
with the Securities and Exchange  Commission and provide
to MIGI initial reports  of ownership  and  reports of
changes in  ownership  of  Common Shares  and  other
equity securities of  MIGI.   To  MIGI's knowledge,
based solely on a review of the copies of such reports furnished to MIGI and written representations that no other reports were required, during the fiscal year ended December 31, 1995, its officers, directors and greater than ten-percent beneficial owners have complied with all Section 16(a) filing requirements applicable to them.

                     OTHER  MATTERS

   Management is not aware of any matters to come before the meeting which will require the vote of shareholders other than those matters indicated in the Notice of Meeting and this Proxy Statement. However, if any other matters calling for shareholder action should properly come before the meeting or any adjournment thereof, those persons named as proxies in the enclosed Proxy will vote thereon according to their best judgment.

                     ANNUAL  REPORT

   MIGI's  Annual Report for its fiscal year ended
December 31, 1995, is being mailed to MIGI's shareholders with this Proxy Statement.



                                  By Order of the Board of Directors,




                                  Norma J. Oman
                                  President and
                                  Chief  Executive Officer





March 28, 1996